Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (as hereinafter amended from time to time, this “Agreement”) is made and entered into this 12th day of November, 2019 (the “Effective Date”) by and between WOODBRIDGE WIND-DOWN ENTITY LLC, a Delaware limited liability company (the “Company”), and DAVID MARK KEMPER II (the “Employee”).

RECITALS

The Company is engaged in the business of the management and administration of Company assets and the distribution of net proceeds from sales and dispositions thereof to the Liquidation Trust in accordance with the terms of (1) the Limited Liability Company Agreement of the Company, dated as of February 15, 2019 (the “LLC Agreement”), (2) the Liquidation Trust Agreement, dated February 15, 2019, by and among the Debtors party thereto and Michael Goldberg, as Liquidation Trustee (the “Trust Agreement”), (3) the First Amended Joint Chapter 11 Plan of Liquidation of Woodbridge Group of Companies, LLC and its Affiliated Debtors, dated August 22, 2018 (as it may be amended, modified, supplemented or restated from time to time, the “Plan”), and (4) the order of the United States Bankruptcy Court for the District of Delaware confirming the Plan, dated October 26, 2018 (the “Order”);

The Company and the Employee desire to enter into this Agreement in order for the Company to continue to engage the services of Employee and Employee desires to serve the Company on the terms herein provided.  Employee has served as the Chief Operating Officer and Chief Investment Officer of the Company since the formation of the Trust on February 15, 2019, pursuant to that certain Letter Agreement, dated as of February 15, 2019.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Employee (individually a “Party” and together the “Parties”), intending to be legally bound, agree as follows:

AGREEMENT

Section 1.           Employment Term.  The Company hereby employs the Employee at-will, and the Employee hereby accepts such at-will employment, for the period commencing on the Effective Date and continuing until terminated under Section 7 or until Dissolution (the “Employment Term”).  For purposes of this Agreement, “Dissolution” shall mean the dissolution of the Company at the direction of the Board (as defined below) following the sale of the last property by the Company or one of the Company’s subsidiaries.

Section 2.             Position.

(a)          The Employee shall serve as the Company’s Chief Operating Officer and Chief Investment Officer.  The Employee shall have such duties and authority, commensurate with such senior executive position and subject to the supervision of the Company’s Board of Managers (as defined in the LLC Agreement) (the “Board”) which are described in the LLC Agreement consistent with the Plan, including the authority to administer the Company in the manner contemplated by the LLC Agreement and the Amended Wind-Down Business Plan approved by the Company’s Board of Managers.

(b)         The Employee shall devote substantially all of his full business time and efforts to the performance of the Employee’s duties hereunder and shall not engage in any other business, profession, or occupation for compensation or otherwise that would conflict or interfere with the rendering of such services either directly or indirectly without the prior written consent of the Board; provided, that nothing herein shall preclude the Employee from accepting appointment to or to continue to serve on any board of directors or trustees of any business, charitable, educational organization, from engaging in other charitable, civic, and professional activities, or engaging in passive investment activities with other business ventures, provided, further, that such activities in the aggregate do not conflict or interfere in any material respect with the performance of the Employee’s duties hereunder or require Employee to devote more than forty (40) hours of time per month.

Section 3.            Base Salary.  During the Employment Term, the Company shall pay the Employee an effective annual base salary of $350,000, payable in installments in accordance with the Company’s payroll practices as in effect from time to time (not less frequently than twice per month), subject to applicable deductions and withholding.  The Employee’s effective annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”  The Employee shall be eligible for annual increases of the Base Salary at the discretion of the Board beginning January 1, 2020.

Section 4.             Bonuses.  During the Employment Term, Employee shall be eligible to receive bonus payments determined in accordance with the provisions below:

(a)          2019 Annual Bonus.  If the Employee is still employed by the Company on December 31, 2019, the Employee shall receive a bonus in the amount of $70,000 with respect to 2019 (the “2019 Bonus”).  Such bonus will be paid on or before January 31, 2020.

(b)         Discretionary Bonuses.  If Employee is still employed by the Company on December 31, 2020, the Employee shall be considered by the Board for a discretionary bonus with respect to 2020, which discretionary bonus shall not exceed 25% of the Employee’s Base Salary for 2020.  Any discretionary bonus for 2020 shall be paid on or before January 31, 2021.  If the Employee is still employed by the Company at the end of the Wind-Down Period and the Wind-Down Period ends after January 1, 2021, the Employee shall be considered by the Board for a discretionary bonus with respect to the period from January 1, 2021 to the end of the Wind-Down Period, which discretionary bonus shall not exceed 25% of the Employee’s Base Salary for 2021.  Any such discretionary bonus shall be paid within thirty (30) days of Dissolution.  Discretionary bonuses will be considered by the Board in its sole and absolute discretion.

(c)         Wind-Down Bonus.  At Dissolution, the Company will calculate the collective amount that has been distributed from the Company to the Liquidation Trust, and the Employee will be entitled to receive a cash bonus determined on the basis of the aggregate amount of cash distributions from the Company to the Liquidation Trust for the period from February 15, 2019 to Dissolution (the “Wind-Down Period”).  For purposes of all bonus calculations under this Section 4, the term “distributions from the Company to the Liquidation Trust” and variations thereof shall include all remissions of cash from the Company to the Liquidation Trust (“Distributions”).  For the avoidance of doubt, Distributions shall not be reduced for Liquidation Trust Expenses, and there shall have been no Distributions occurring prior to February 15, 2019.  If the collective amount of Distributions during the Wind Down Period is less than Three Hundred Fifty-One Million Ninety-Three Thousand Dollars ($351,093,000) (the “Wind-Down Bonus Threshold”), Employee shall receive no bonus under this Section 4(c).  For any amount of Distributions during the Wind-Down Period in excess of the Wind-Down Bonus Threshold, Employee’s bonus pursuant to this Section 4(c) (the “Wind-Down Bonus”) shall be determined on the basis of the cumulative amount of Distributions during the Wind Down Period as follows:

	Cumulative Amount of Distributions During Wind Down Period	Wind Down Bonus Payment Amount
Low	$351,093,000 to $401,442,999	50% of then-current Base Salary, minus all bonus payments under Section 4(b)
Base	$401,443,000 to $528,584,999	100% of then-current Base Salary, minus all bonus payments under Section 4(b)
High	$528,585,000 or over	150% of then-current Base Salary, minus all bonus payments under Section 4(b)

For the avoidance of doubt, discretionary bonuses paid to the Employee under Section 4(b) prior to or concurrently with the Wind Down Bonus shall be credited against the Wind Down Bonus.  The Wind Down Bonus payable to the Employee under this Section 4(c) shall be determined and paid to Employee within 30 days after the end of the Wind-Down Period, provided that no Wind Down Bonus shall be due or paid under this Agreement if Employee has been terminated by the Company for Cause (as defined below) or voluntarily resigned other than for Good Reason (as defined below) before the end of the Wind-Down Period.

Section 5.             Employee Benefits.  During the Employment Term, Employee and his eligible dependents shall be entitled to participation in the Company’s health, dental, vision and life insurance coverages (collectively, “Employee Benefits”).  In addition, the Employee shall be entitled to four (4) weeks of paid vacation each year.  In accordance with the Company’s PTO policy, Employee shall be entitled to six (6) days of PTO which can be used for vacation time or as paid sick leave for all permitted reasons as set forth in all applicable state and municipal paid sick leave laws.

Section 6.             Retention Bonus.   Employee shall be entitled to receive a bonus equal to six (6) months of the Employee’s Base Salary at the time of termination (“Retention Bonus”).  Employee shall receive the Retention Bonus only if (a) he resigns for Good Reason, (b) his Employment Term expires, or (c) he is terminated without Cause.  The Retention Bonus is and will be in lieu of any severance payments, and, for the avoidance of doubt, Employee will not receive a severance payment upon termination of his employment with the Company.  The Retention Bonus will be paid to Employee as soon as practicable following the earlier to occur of Employee’s (a) resignation for Good Reason, (b) Employment Term expiring or (c) termination without Cause (the “Retention Bonus Payment Date”).

Section 7.             Termination.  The Employee’s employment hereunder may be terminated by either Party at any time and for any reason, with or without Cause (as defined below), with 30 days advance written notice or immediately in the case of termination with Cause.  Any purported termination of employment by the Company or by the Employee (other than due to the Employee’s death) shall be communicated by written notice of termination to the other Party hereto in accordance with Section 11(f) hereof.  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 exclusively shall govern the Employee’s rights upon termination of employment with the Company and its affiliates.

(a)          Termination by the Company for Cause.

(i)          If the Employee’s employment hereunder is terminated by the Company for Cause (as defined below), the Employee shall be entitled to receive solely the following: Base Salary, accrued and unused vacation or PTO through the date of termination and all Employee Benefits prorated to the effective date of termination (the “Accrued Rights”). The Company and Employee acknowledge and agree that Accrued Rights shall also include bonuses that were required to be paid, pursuant to the terms of this Agreement, but were not paid prior to the date of termination of employment (even resignation without Good Reason and termination for Cause).

(ii)        For purposes of this Agreement (and notwithstanding any different definition of the term Cause in the LLC Agreement), “Cause” shall mean any of the following grounds for termination of Employee’s employment, in each case as reasonably determined by the Board within 90 days of the  Board becoming aware of the existence of the event or circumstances: (A) fraud, embezzlement, or any act of moral turpitude or willful misconduct on the part of the Employee; (B) conviction of or the entry of a plea of nolo contendere by the Employee for any felony; (C) the willful breach by the Employee of any material term of this Agreement; or (D) the willful failure or refusal by the Employee to perform his reasonably assigned duties to the Company; provided, however, that no act or failure to act, on Employee’s part shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company and consistent with the Plan and Wind-Down Business Plan; provided, further, that any termination based on the foregoing clauses (C) and (D) shall only constitute “Cause” if Employee fails to cure such breach, failure or refusal, within 30 days of notice.

(b)          Voluntary Resignation by the Employee.  If the Employee resigns voluntarily other than for Good Reason (as defined below), Employee shall be entitled to receive solely the Accrued Rights.  For purposes of this Agreement, “Good Reason” shall mean any of the following which is not corrected by the Company within 30 days after the Company receives written notice from Employee specifying the circumstances and correction sought:

(i)         any diminution in Employee’s title, duties, authorities, or responsibilities, other than as a result of implementation of the Wind-Down Business Plan, or actions by the Board without Employee’s consent assigning duties to Employee or otherwise directing actions inconsistent with the Wind-Down Business Plan;

(ii)         any reduction in, or limitation upon, Employee’s Base Salary, benefits or bonus opportunities;

(iii)        requiring Employee to relocate his regular office location for the performance of his duties to a location more than thirty (30) miles from such office; or

(iv)        material breach by the Company of any provision of this Agreement or any other agreement between the Company and Employee.

(c)          Termination by the Company Without Cause or Resignation by Employee for Good Reason.  If the Employee’s employment hereunder is terminated by the Company without Cause, or if the Employee resigns for Good Reason (subject to the last paragraph of this Section 7(c)), the Employee shall be entitled to receive, in addition to the Accrued Rights, payment of the Retention Bonus in accordance with Section 6 and the Wind-Down Bonus in accordance with Section 4(c) above, which amount shall be prorated on the basis of the Distributions actually made prior to the end of the Employment Term.  For this purpose, the prorated bonus amount shall be equal to (i) the bonus amount Employee would have become entitled to receive if he had remained employed during the entire Wind-Down Period, multiplied by a fraction: (x) the numerator of which shall be the aggregate amount of Distributions during the Employment Term, and (y) the denominator of which shall be the aggregate amount of Distributions during the Wind-Down Period, minus (ii) any discretionary bonuses paid to Employee pursuant to Section 4(b).

(d)         Termination Upon Death or Disability of Employee.  If the Employee’s employment hereunder is terminated by reason of the Death or Disability of Employee, the Employee (or Employee’s estate or beneficiary) shall be entitled to receive, in addition to the Accrued Rights, payment of the Retention Bonus in accordance with Section 6 and the Wind-Down Bonus in accordance with Section 4(c), which amount shall be prorated on the basis of the Distributions actually made prior to the end of the Employment Term.  For this purpose, the prorated bonus amount shall be equal to (i) the bonus amount Employee would have become entitled to receive if he had remained employed during the entire Wind-Down Period, multiplied by a fraction: (x) the numerator of which shall be the aggregate amount of Distributions during the Employment Term, and (y) the denominator of which shall be the aggregate amount of Distributions during the Wind-Down Period, minus (ii) any discretionary bonuses paid to Employee pursuant to Section 4(b).  For purposes of this Agreement, “Disability” shall mean the Employee is disabled by any physical or mental condition that renders him unable to perform the essential functions of his position with or without reasonable accommodation as required by law for any period of ninety (90) consecutive days or an aggregate of one hundred twenty (120) days during any 12-month period.

(e)          Nature of Termination Benefits.  The termination benefits provided under this Section 7 shall not be treated as damages.  Employee shall not be required to mitigate the amount of any payment or benefit provided by seeking other employment or otherwise and there shall be no reduction of or offset against amounts due Employee under this Agreement on account of any remuneration or earnings that Employee may receive from any other source.

Section 8.             Section 409A.

(a)          The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Employee notifies the Company that the Employee has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such  determination, the Company shall, after consulting with the Employee, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Section 409A.

(b)        A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then, notwithstanding any other provision herein, with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided prior to the date that is the earlier of (A) the expiration of the six-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum on the first business day following the Delay Period, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)         (i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies as in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d)          For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

Section 9.             Directors and Officers Insurance; Indemnification.

(a)         During the Employment Term, the Company shall keep in force for the Employee coverage under a directors and officers liability insurance policy, with such coverage to be at a level no less than that maintained for other officers of the Company and the members of the Board.

(b)        The Company shall indemnify Employee, to the maximum extent permitted under applicable law and as set forth in the applicable organizational instruments governing the Company (including articles of incorporation, bylaws or trust instruments (as such articles, bylaws, or trust instruments may be amended, modified supplemented, or restated from time to time)), against all liabilities, losses, damages, costs, charges, and expenses (collectively, “Losses”) incurred or sustained by Employee in connection with any claim, action, suit, or proceeding to which Employee may be made a party, brought directly or derivatively by any third party by reason of any act or omission by Employee as a director or officer of the Company; provided that, Employee shall be liable for (and shall not be entitled to indemnification for) any such losses incurred by reason of his gross negligence, willful misconduct, or breach of the duty of loyalty, unless and only to the extent that the court in which such claim, action, suit, or proceeding was brought shall have determined upon application that, despite such adjudication but in consideration of all the circumstances of the case, Employee is fairly and reasonably entitled to indemnity for such Losses that such court shall deem proper. Employee’s rights under this Section 9 shall be in addition to, not in lieu of, any other rights to indemnification that Employee may have under the Plan, the Company’s organizational documents, applicable law, or otherwise.  Employee, as an Officer of the Company, and as a Wind-Down Indemnified Party (as defined in the Plan), shall be entitled to indemnification as provided in Section 5.3.11 of the Plan, including rights to advancement of indemnifiable expenses.  The Company and Employee shall enter into an Indemnification Agreement in form and substance customary for a senior executive officer of a publicly traded company.

Section 10.           Governing Law; Jurisdiction.

(a)          This Agreement shall be subject to and governed by the laws of the State of California applicable to contracts made and to be performed therein, without regard to conflict-of-laws principles thereof.

(b)         Any action to enforce any of the provisions of this Agreement shall be brought in a court of the State of California located in Los Angeles County or in a Federal court located in Los Angeles, California.  The parties consent to the jurisdiction of such courts and to the service of process in any manner provided by California law.  Each Party irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such Party.

Section 11.           Miscellaneous.

(a)          Entire Agreement; Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of the Employee by the Company and supersedes any prior oral or written communications, agreements and understandings among the parties concerning the specific subject matter hereof, including, without limitation, that certain offer letter dated as of February 15, 2019.  There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided, however, that any such alteration, modification or amendment shall require the prior approval of (a) the Company’s Chief Executive Officer, and (b) two (2) members of the Board.

(b)          No Waiver.  The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(c)         Severability.  The provisions of this Agreement are severable, and the invalidity, illegality, or unenforceability of any one or more provisions shall not affect the validity, legality, or enforceability of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

(d)        Assignment.  This Agreement and all of the Employee’s rights and duties hereunder shall not be assignable or delegable by the Employee. This Agreement shall be assigned by the Company to, and expressly assumed for the specific, intentional benefit of Employee by, a person or entity that is a successor in interest to all or substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(e)        Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.  In the event of the Employee’s death, all amounts payable to the Employee that are then unpaid, including pursuant to Section 7, shall be paid to the Employee’s beneficiary designated by him in writing to the Company or, in the absence of such designation, to his estate.

(f)          Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:	Woodbridge Wind-Down Entity LLC
14140 Ventura Boulevard #302
Sherman Oaks, CA 91423
Attn: M. Freddie Reiss, Manager

with a copy to:	Klee, Tuchin Bogdanoff & Stern, LLP
1999 Avenue of the Stars Thirty-Ninth Floor
Los Angeles, CA 90067-6049
Attn: Michael L. Tuchin

If to the Employee:	To the address in Company’s files.

(g)          Withholding Taxes.  The Company may withhold from any amounts payable under this agreement such Federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h)          Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amended and Restated Employment Agreement on the day and year first above written.

WOODBRIDGE WIND-DOWN ENTITY LLC
By:	/s/ Frederick Chin
Name:	Frederick Chin
Title:	Chief Executive Officer

EMPLOYEE
Signature:	/s/ David Mark Kemper II
Name:	David Mark Kemper II